UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2006

EURASIA ENERGY LIMITED

(Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

000-50608

(Commission File Number)

98-0414501

(I.R.S. Employer Identification Number)

Downiehills, Blackhills, Peterhead

Aberdeenshire, AB42 3LB, U.K., Scotland

(Address of principal executive offices, including zip code)

(604) 681-9588

(Registrant's telephone Number, including area code)

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 - Corporate Governance and Management

Item 5.02 - Departure of Directors or Principal Officers;

Election of Directors; Appointment of Principal Officers

Eurasia Energy Limited (the “Registrant”) announces that effective February 15, 2006, Ms. Velda King has resigned from the Registrant’s board of directors.  Ms. King leaves the board of directors in order to devote more time to her other business interests.  Mr. Nicholas Baxter and Mr. Gerald Tuskey remain as President, Chief Executive Officer, Director and Chief Financial Officer and Director of the Registrant, respectively.

Ms. King did not resign from the Registrant’s board of directors because of any disagreement with the Registrant on any matter relating to the Registrant’s operations, policies or practices.  Ms. King furnished the Registrant with a standard resignation and did not provide any written correspondence concerning the circumstances surrounding her resignation.

Section 8 – Other Events

Item 8.01 – Other Events

The Registrant also announces that it has closed a US$750,000 private placement financing.  The Registrant will issue 250,000 units at US$3.00 per unit.  Each unit consists of one common share and one warrant to acquire one additional common share of the Registrant at a price of US$4.00 per share until

February 15, 2007.  The private placement was done in reliance on the exemption provided under Regulation S.

Partial proceeds from this financing will be employed to complete the rehabilitation, development and exploration plan for the Registrant’s 600 square kilometer oil and gas block (the “Block”) in the Republic of Azerbaijan.  The balance of the proceeds will be used for working capital and will finance the Registrant’s operations for the next 12-18 months.  The Registrant’s rehabilitation, development and exploration plan will form the basis of the terms of a future exploration, rehabilitation, development and production sharing agreement (“ERDPSA”) between the Registrant and the State Oil Company of the Azerbaijan Republic (“SOCAR”).  The Registrant’s technical team is currently working with SOCAR to identify, assemble, digitize and evaluate existing production exploration data on the Block.  It is expected that the Registrant’s petroleum engineering consultants, TRACS International Consultancy Ltd., will begin their assessment of this data by mid March, 2006.

The Registrant is party to a memorandum of understanding (“MOU”) with SOCAR which grants the Registrant the exclusive right to negotiate an ERDPSA for a 600 square kilometer oil and gas block in the Republic of Azerbaijan.  The Block is located in the shallow coastal waters of the Azerbaijan sector of the Caspian Sea approximately 70 kilometers south of the Azerbaijan capital of Baku.

The Block includes the producing Alat-Deniz oil and gas field and a string of seven prospective exploration structures (Hamamdag-Deniz, Garasu, Sangi-Mugan, Ulfat, Aran-Deniz, Dashly and Sabayil) trending in a south-easterly direction from the coast to seventy kilometers offshore. Water depths are predominantly up to twenty meters and reach a maximum of fifty meters at the far end of the Block.  The Alat-Deniz field was discovered in 1983 and to date has produced approximately 12.5 million barrels of oil and 1 billion cubic meters of gas.  SOCAR estimates recent production to be approximately 750 barrels of oil and 100,000 cubic meters of gas per day from 14 wells, and remaining recoverable reserves from the Alat-Deniz field of 15 million barrels of oil and 1 billion cubic meters of gas.  The main producing horizon is at 3,700-4,500 meters depth.  Available data includes low density Soviet-era seismic over the entire Block and well data from the Alat-Deniz field and several other structures.  In addition there is modern seismic and well data in onshore and offshore areas proximal to the Block that may be used for interpolation.

Notable offshore projects in Azerbaijan include the Azeri-Chirag-Guneshli field estimated to hold reserves in excess of 5 billion barrels of oil, and the Shah Deniz field estimated to contain more than 400 billion cubic metres of gas.  Both fields are being developed by consortia headed by BP and include other major international companies including SOCAR, Exxon, Unocal, Devon Energy, Amerada Hess, TPAO, Statoil, Lukoil and Itochu.  Oil and gas will be delivered to world markets by the Baku-Tbilisi-Ceyhan (BTC) export oil pipeline to the port of Ceyhan on Turkey's Mediterranean coast, and the South Caucasus Gas Pipeline (SCP) to Turkey.  In total 17 projects are at various stages of development onshore and offshore Azerbaijan, involving 27 foreign companies from 13 countries.

Section 9 - Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits

(a)

Financial Statements of Business(es) Acquired

Not Applicable

(b)

Pro forma Financial Information

Not Applicable

(c)

Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EURASIA ENERGY LIMITED

Per:

/s/Nicholas W. Baxter

Nicholas W. Baxter,

President, C.E.O. and Director